Exhibit 10.13

AMBIT BIOSCIENCES CORPORATION

April 1, 2011

Faheem Hasnain

760 4th Street

Encinitas, CA 92024

RE: Restated Board Compensation Agreement

Dear Faheem:

We are delighted that you have agreed to remain on the Board of Directors (the “Board”) of Ambit Biosciences, Inc. (“Ambit”) and to continue to serve as Chairman of the Board (“Chairman”). This letter sets forth the agreement between you and Ambit regarding your Board service, effective as of the date hereof:

1. Appointment as Board Member. Your service as an Ambit Board member is pursuant to Section 1.2(d)(i) of the Amended and Restated Voting Agreement dated October 30, 2007 among Ambit and the investors named therein (as amended from time to time, the “Voting Agreement”) and Article IV, Section E.2(d) of Ambit’s Amended and Restated Certificate of Incorporation, as amended, and your continued service shall be subject to and in accordance with the terms and conditions of the Voting Agreement, as well as the applicable provisions of the Delaware General Corporation Law and Ambit’s Bylaws.

2. Compensation.

a. Annual Cash Retainer. For so long as you serve as a Chairman, you shall be paid a nonrefundable annual cash stipend of $50,000, payable in a lump sum in advance on the date hereof and on each anniversary of the date hereof. In addition, you will be paid a cash fee of $2,500 for each regularly scheduled Board meeting with a scheduled duration of less than a full day that you attend in person, $500 for each Board meeting that you attend by telephone which lasts 60 minutes (or longer) or $3,000 for each meeting of the Board which is scheduled for a full day session (or longer) that you attend in person.

b. Equity Grant. In addition, subject to approval by the Board, you will be granted as soon as practical after the date hereof, (i) a nonstatutory stock option to purchase 1,242,697 shares of Ambit’s common stock, which represents a number of shares of common stock equal to approximately 1.0% of the fully-diluted capitalization of Ambit as of the date hereof (the “Retention Option”) and (ii) a nonstatutory stock option to purchase 621,348 shares of Ambit’s common stock, which represents a number of shares of common stock equal to approximately 0.5% of the fully-diluted capitalization of Ambit as of the date hereof (the “Bonus Option”).

For purposes hereof, “fully-diluted capitalization of Ambit” means (1) all issued and outstanding equity securities of Ambit, (2) all shares issuable upon the conversion, exercise, or exchange of any outstanding options, warrants (other than those that are not then-exercisable), or other convertible or exchangeable securities of Ambit, (3) all shares reserved for future issuance pursuant to Ambit’s Amended and Restated 2011 Equity Incentive Plan, as amended (the “Plan”) and (4) all shares issuable to GrowthWorks Canadian Fund Limited Ltd. (“GrowthWorks”) pursuant to the terms of the Amended and Restated Put Agreement among Ambit, GrowthWorks and Ambit Biosciences (Canada) Corporation dated as of October 30, 2007, as amended.

(i) The Retention Option and Bonus Option will be governed by separate stock option agreements and the Plan. The exercise price per share will be equal to the fair market value per share of Ambit’s common stock on the grant date, as determined by the Board. As more fully set forth in your option agreement and the Plan, (x) the Retention Option will be subject to vesting such that, subject to your continued service on the Board through the applicable vesting dates, one thirty-sixth (1/36th) of the shares subject to the Retention Option shall vest on the last day of each month commencing as of April 1, 2011 (so that the first monthly installment shall be deemed to have vested as of April 30, 2011); provided that if a Covered Transaction (as defined below) occurs during your Continuous Service, the vesting of 100% of shares subject to the Retention Option shall accelerate in full; and (y) the Bonus Option will be subject to vesting such that, subject to your continued service on the Board through the applicable vesting date, (i) all of the shares subject to the Bonus Option will vest on the date following the date that Ambit’s common stock is publicly traded on a national securities exchange that is the 10th consecutive trading day where the volume-weighted average price for a share of Ambit’s common stock, as reported by Bloomberg Financial L.P., is greater than or equal to $2.67 per share, as adjusted for any stock splits, dividends and the like after the date hereof, (ii) all of the shares subject to the Bonus Option will vest on the date that is immediately prior to the closing date of a Covered Transaction in which the assets distributable or payable to the holders of Series D-2 Preferred Stock and Series D-3 Preferred Stock (or the holders of shares of Common Stock issued upon conversion of the Series D-2 Preferred Stock and Series D-3 Preferred Stock) at the closing of and pursuant to such Covered Transaction have a fair market value as determined in good faith by the Board equal to or greater than, in the aggregate, the product of (A) $2.67 (as adjusted for any stock splits, dividends and the like after the date hereof) and (B) the total number of shares of Series D-2 Preferred Stock and Series D-3 Preferred Stock (or such shares of Common Stock, as applicable) outstanding immediately prior to such Covered Transaction (hereinafter, the “Price Threshold”) and (iii) 60% of the shares subject to the Bonus Option will vest on the date that is immediately prior to the closing date of a Covered Transaction that does not meet the Price Threshold.

(ii) The Bonus Option shall immediately terminate with respect to any portion thereof that has not vested upon the occurrence of any Covered Transaction. However, if pursuant to the terms of such Covered Transaction, Contingent Consideration (defined below) may become payable to the stockholders of the Company following the Closing thereof that may result in thereafter meeting the Price Threshold (a “Potential Qualifying Transaction”), then at such time following such Closing (if ever) as of which the total assets distributed or paid to the holders of Series D-2 Preferred Stock and Series D-3 Preferred Stock (or the holders of shares of Common Stock issued upon conversion of the Series D-2 Preferred Stock and Series D-3 Preferred Stock), inclusive of such Contingent Consideration, equal or exceed the Price Threshold and such event occurs no later than the five (5) year anniversary of the Closing of such Potential Qualifying Transaction (the “Post-Transaction Vesting Date”), then you shall be entitled to substitute benefits in respect of the terminated portion of the Bonus Option as provided in this subsection (ii) and subsection (iii) below (the “Bonus Option Substitute Benefits”). The Bonus Option Substitute Benefits shall be provided to you in the same form as the Covered Transaction consideration payments were made to such holders of Common Stock (the “Closing Stockholders”) in connection with the Covered Transaction as if you had exercised and held all the shares subject to the Bonus Option (the “Bonus Option Shares”) immediately prior to the Closing.

(iii) In order to give effect to the intent of the foregoing subsection (ii) the following provisions shall apply:

(A) The initial Bonus Option Substitute Benefits payment shall be made to you no later than thirty (30) days following the Post-Transaction Vesting Date with respect to your share of any Covered Transaction consideration payable on or prior to such date, but shall be reduced by the aggregate amount that you would have been required to pay to exercise the Bonus Option Shares immediately prior to the Closing, either via a corresponding reduction of the applicable cash payment or a reduction of the number of shares or other property to be issued to you, based upon the Board’s determination of the Fair Market Value of such shares or other property as of the Post-Transaction Vesting Date.

(B) Following the Post-Transaction Vesting Date, you will share in any subsequent release of Contingent Consideration Payments at the same time and on the same terms as the Closing Stockholders, as if you held the Bonus Option Shares immediately prior to the Closing. However, if as of the fifth (5th) anniversary of the Closing any Unvested Consideration would otherwise continue to remain subject to outstanding Conditions on payment, you shall be paid such portion of the Unvested Consideration related to such Conditions, subject to any reduction made by the Board based on the Fair Market Value (as of the fifth (5th) anniversary of the Closing) of the Unvested Consideration as a result of the existence of the Conditions (that is, the present value of the pro-rata portion of the Contingent Consideration that may be earned and otherwise payable to you in respect of the Bonus Option Shares upon satisfaction of the Conditions), in a lump sum on the fifth (5th) anniversary of the Closing.

(iv) “Covered Transaction” means the occurrence, in a single transaction or in a series of related transactions of the first to occur of the following events that also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, as described in Treasury Regulations Section 1.409A-3(i)(5): (1) a merger or consolidation of Ambit in which Ambit’s stockholders immediately prior to such transaction do not immediately following such transaction own at least a majority of the surviving corporation’s voting shares; (2) a sale of all or substantially all of Ambit’s assets or (3) a sale or other transfer of shares of Ambit’s capital stock as a result of which Ambit’s stockholders immediately prior to such transaction do not immediately following such transaction own at least a majority of the surviving corporation’s voting shares, other than a transaction involving the issuance of shares by Ambit primarily for the purpose of raising capital for Ambit.

c. Carveout Plan.

(i) Success Fee. If at any time while you are serving as Chairman pursuant to this Agreement (or during the six (6) month period after termination of your service as Chairman if such service shall have been terminated without Cause (defined below)) and prior to the Success Fee Expiration Date (defined below), a Covered Transaction that either (a) meets the Price Minimum (defined below) or (b) for which the Board has waived the Price Minimum, shall have been consummated, you shall be eligible to receive, subject to the terms of this Agreement, a payment (the “Success Fee”) in an amount equal to your Vested Equity Percentage Interest (defined below) multiplied by the Aggregate Gross Proceeds (defined below) actually paid or distributed pursuant to such Covered Transaction to Ambit’s stockholders and holders of options, warrants or other rights to Preferred or Common Stock by reason of their ownership thereof and/or paid or distributed directly to Ambit. Notwithstanding the foregoing, however, the amount of any Success Fee payable to you shall be reduced dollar-for-dollar by any Aggregate Gross Proceeds actually paid to you pursuant to such Covered Transaction by reason of your equity position in Ambit, whether by common stock ownership, the exercise or cash-out of stock options or otherwise, including but not limited to any Bonus Option Substitute Benefits, if applicable. In no event will the Success Fee be payable with respect to any Covered Transaction other than the first Covered Transaction that occurs following the date of this Agreement.

(ii) Payment of Success Fee. Any Success Fee to which you become entitled hereunder shall be paid in the same forms (i.e., in cash, stock and/or other property) and in the same proportions as the Aggregate Gross Proceeds are paid by the acquirer in such Covered Transaction to Ambit’s stockholders or Ambit, as applicable. Any securities that are issued to you as part of a Success Fee payment will be subject to the same or similar restrictions as imposed by the acquiring company on the securities distributed to Ambit’s stockholders or Ambit, as applicable, on the terms set forth in the agreement pursuant to which the Covered Transaction occurs. Except as provided in subsections (iii) and (iv) below, any Success Fee to which you become entitled hereunder shall be paid within ten (10) business days after the Aggregate Gross Proceeds are paid to Ambit’s stockholders and holders of options, warrants or other rights to Preferred or Common Stock Preferred or, in the case of an asset sale, are paid to Ambit, but in no event later than thirty (30) days following the Closing of the Covered Transaction.

(iii) Payments of Unvested Contingent Consideration Amounts. If and to the extent the Aggregate Gross Proceeds include any Contingent Consideration, the Success Fee payable with respect thereto (i.e., a pro-rata portion of the Success Fee) will be Unvested Consideration. In addition, and for clarity, if at the closing of a Covered Transaction the Price Threshold has not been met but by reason of the payment of Contingent Consideration following the Closing the Price Threshold is thereafter met (such applicable date is the “Success Fee Vesting Date”), the Company and its successor shall ensure that you receive a Success Fee catch-up payment, and any future related payments of Contingent Consideration, as if the Price Threshold had been met upon the Closing. If applicable, such initial catch-up payment shall be made to you no later than thirty (30) days following the Success Fee Vesting Date. If the Conditions to payment of a portion of the Contingent Consideration are satisfied, the related portion of the Unvested Consideration will be paid to you within ten (10) business days after such portion of the Contingent Consideration is paid to Ambit or its stockholders but in no event later than the earlier of (A) thirty (30) days following the date on which the applicable Condition is satisfied, or (B) the fifth (5th) anniversary of the Closing. If as of the fifth (5th) anniversary of the Closing any Unvested Consideration would otherwise continue to remain subject to outstanding Conditions on payment, you shall be paid such portion of the Unvested Consideration related to such Conditions, subject to any reduction made by the Board based on the Fair Market Value (as of the fifth (5th) anniversary of the Closing) of the Unvested Consideration as a result of the existence of the Conditions (that is, the present value of the pro-rata portion of the Success Fee that may be earned upon satisfaction of the Conditions), in a lump sum on the fifth (5th) anniversary of the Closing. If the Price Threshold is not met prior to the fifth (5th) anniversary of the Closing, then in no event will you receive payment of any Success Fee.

(iv) The following provisions in this subsection (iv) shall apply only if the Price Threshold is met upon the Closing. To the extent that a Condition, when applied to the Success Fee, would not constitute a “substantial risk of forfeiture” (as defined in Treasury Regulations Section 1.409A-1(d)), such that the Unvested Consideration related to such Condition would not be reasonably likely to be payable in compliance with either Treasury Regulation Section 1.409A-1(b)(4) or Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), or to the extent the Board determines the Unvested Consideration is not otherwise payable in compliance with or under an exemption from Section 409A, you shall be paid the portion of the Unvested Consideration related to such Condition, subject to any reduction made by the Board based on the Fair Market Value (as of the Closing) of the Unvested Consideration as a result of the existence of the Conditions (that is, the present value of the Success Fee that may be earned upon satisfaction of the Conditions), in a lump sum on the thirtieth (30th) day following the Closing.

(v) Additional Definitions. For all purposes of this Agreement, the following terms have the following meanings:

“Aggregate Gross Proceeds” means, in the case of a Covered Transaction other than the sale of all or substantially all of Ambit’s assets, the sum of (i) the aggregate amount actually paid or distributed, directly or indirectly, to Ambit stockholders as consideration for those securities in consummation of such Covered Transaction plus (ii) the aggregate amount paid in such Covered Transaction to the holders of stock options, warrants or other stock rights relating to Ambit’s Preferred or Common Stock as consideration for those securities in consummation of such Covered Transaction. The amount of the Aggregate Gross Proceeds determined as aforesaid shall be determined in good faith by the Board. In the case of a Covered Transaction that is the sale of all or substantially all of Ambit’s assets, “Aggregate Gross Proceeds” shall mean the amount determined by the Board in good faith that would be distributed to the holders of (i) Ambit’s Preferred and Common Stock and (ii) stock options, warrants or other stock rights relating to Ambit’s Preferred or Common Stock if all of the assets of Ambit were sold for their fair market value and all of the liabilities paid (and adequate provision made for liabilities of Ambit) and any net proceeds distributed to such holders.

“Cause” means “cause” within the meaning of Section 141(k) of the Delaware General Corporation Law.

“Code” means Internal Revenue Code of 1986, as amended.

“Closing” will mean the initial closing of the Covered Transaction as defined in the definitive agreement executed in connection with the Covered Transaction. In the case of a series of transactions constituting a Covered Transaction, “Closing” means the first closing that satisfies the threshold of the definition for a Covered Transaction.

“Conditions” mean the same conditions (including but not limited to any escrow arrangement, indemnity obligation, or earn-out) on payment imposed on Ambit and/or its stockholders with respect to their rights to the Contingent Consideration.

“Contingent Consideration” means consideration payable with respect to a Covered Transaction after the closing of such Covered Transaction to Ambit and/or its stockholders, the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of some future event(s) or circumstance(s), including, without limitation, amounts of consideration paid at a subsequent closing, and amounts of consideration subject to an escrow, a purchase price adjustment, an earn-out or indemnity claims.

“Fair Market Value” will be the value determined by the Board as of the applicable date in its sole discretion in accordance with Section Code 409A to the extent applicable, and such determination will be final and binding.

“Price Minimum” means that the assets distributable or payable to the holders of Series D-2 Preferred Stock and Series D-3 Preferred Stock (or the holders of shares of Common Stock issued upon conversion of the Series D-2 Preferred Stock and Series D-3 Preferred Stock) pursuant to a Covered Transaction have a fair market value as determined in good faith by the Board at least equal to, in the aggregate, the product of (A) $0.89 (as adjusted for any stock splits, dividends and the like after the date hereof) and (B) the total number of shares of Series D-2 Preferred Stock and Series D-3 Preferred Stock (or such shares of Common Stock, as applicable) outstanding immediately prior to such Covered Transaction. If the assets so distributable or payable with respect to a Covered Transaction do not equal or exceed the Price Minimum as of the closing thereof but subsequently, by reason of the payment of Contingent Consideration, do equal or exceed the Price Minimum, then such Covered Transaction shall be deemed, retroactively as of such closing, to have met the Price Minimum (and the Company and any successor shall ensure that all applicable payments shall be made to you as if the Price Minimum had been met as of such closing).

Section 409A means Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect.

“Success Fee Expiration Date” means the date that Ambit shall have consummated an initial public offering of shares of Ambit’s common stock for the account of Ambit pursuant to a Registration Statement on Form S-1 (or successor form) filed with and declared effective by the United States Securities and Exchange Commission.

“Unvested Consideration” means the portion of the Success Fee and Bonus Option Substitute Payments that are subject to the same Conditions on payment of Contingent Consideration as are imposed on Ambit or its stockholders generally.

“Vested Equity Percentage Interest” means the percentage of the fully-diluted capitalization of Ambit as of immediately prior to the closing of a Covered Transaction represented by all shares of Ambit’s Common Stock then owned by you or that are issuable upon the conversion, exercise, or exchange of any outstanding options, warrants or other securities then owned by you, but in each case only to the extent such Common Stock, options, warrants and other securities are (i) then vested and not subject to any repurchase right in favor of Ambit or (ii) will become vested and not subject to any such repurchase right by reason of the consummation of such Covered Transaction.

d. Parachute Payment. In the event the benefits provided by this Agreement (the “Payment”), when aggregated with any other payments or benefits received by you, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting a “parachute payment” is necessary so that the Payment equals the Reduced Amount, such reduction shall occur in the following order: first the cancellation of the accelerated vesting of any stock awards as to which no portion of the Aggregate Gross Proceeds would be payable, then the reduction of your Success Fee and finally the cancellation of any other stock awards you hold at the time. In the event that accelerated vesting of your stock awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by Ambit for general tax purposes shall perform the foregoing calculations. Ambit shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and Ambit within seven (7) business days after the date on which your right to a Payment is triggered (if requested at that time by you or Ambit) or at such earlier time as requested by you or Ambit. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and Ambit with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and Ambit.

In the event the payment of any amounts pursuant to this Agreement would result in your being subject to an Excise Tax (without giving effect to any reduction in such payments to the Reduced Amount), at your request in your sole discretion, Ambit will use its commercially reasonable best efforts to obtain a vote of the stockholders of Ambit approving such payments in the manner set forth in Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder such that the payments would not be subject to the Excise Tax if the required stockholder approval is obtained. In the event you so request that such a vote be taken, you agree to execute a waiver and enter into such additional agreements as may be reasonably requested by Ambit in relation thereto, including, without limitation, agreeing that the portion of such payments that would otherwise, if made, result in your becoming liable for the Excise Tax will not be made if the required stockholder approval is not obtained.

e. Section 409A Compliance. It is intended that each installment of the payments provided under this Agreement is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that the Success Fee and Bonus Option Substitute Benefit payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Success Fee and Bonus Option Substitute Benefit payments comply, and the terms of this Agreement be interpreted to the greatest extent possible as consistent, with the requirements of Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) – that is, as “transaction-based compensation.” or as payable upon a permitted specified date and/or payment event in compliance with the requirements of Section 409A

3. Miscellaneous. Each payment to you pursuant to this Agreement shall be subject to withholding of any applicable taxes required to be withheld from such payment. This Agreement, and all disputes arising under or related to it, shall be governed by the substantive law of the State of California. This Agreement, and the rights and obligations of you and Ambit hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon Ambit and Ambit’s successors and assigns. This Agreement may not be assigned. Any assignment in contravention of this Section shall be null and void. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous conflicting agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto (or representative of either party hereto). No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by you and a duly authorized disinterested member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

The Board (or a committee of the Board) will periodically review your compensation as set forth herein including promptly following any private financing and in connection with an initial public offering of Ambit’s common stock.

If the foregoing correctly conforms to your understanding of the agreement between you and Ambit, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

AMBIT BIOSCIENCES, INC.

/s/ Alan Fuhrman
Alan Fuhrman
Chief Financial Officer

Accepted and agreed:

/s/ Faheem Hasnian
Faheem Hasnain

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